As filed with the Securities and Exchange Commission on June 23, 2006.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMEGA PROTEIN CORPORATION

(Exact name of Registrant as specified in its charter)

State of Nevada	76-0562134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2101 CityWest Blvd,

Building 3, Suite 500

Houston, Texas 77042

(Address, including zip code, of Principal Executive Offices)

OMEGA PROTEIN CORPORATION

2006 INCENTIVE PLAN

(Full title of the Plan)

John D. Held, Esq.

Executive Vice President, General Counsel and Secretary

2101 CityWest Blvd.

Building 3, Suite 500

Houston, Texas 77042

(713) 623-0060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copy to:

Mr. Robert Reedy, Esq.

Porter & Hedges, L.L.P.

1000 Main, 36th Floor

Houston, Texas 77002

(713) 226-6674

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, par value $.01 per share	6,250,000 shares	(2)	$35,187,500	$3,765.07

(1)	Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Omega Protein Corporation 2006 Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The New York Stock Exchange on June 21, 2006, which was $5.63.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”), is omitted from this registration statement (“Registration Statement”) in accordance with the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference

The following documents filed by Omega Protein Corporation, a Nevada corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-14003).

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2006 (File No. 001-14003).

•	Current reports on Form 8-K filed on February 24, 2006, March 13, 2006, March 20, 2006, March 28, 2006, May 9, 2006 and June 7, 2006 (File No. 001-14003) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

•	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed March 30, 1998 (File No. 000-09498).

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

John D. Held, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Company as its Executive Vice President, General Counsel and Secretary. Mr. Held owns options to purchase shares of the Company’s common stock as a participant in the Company’s employee benefit plans, and is eligible to receive awards under the Plan.

Item 6. Indemnification of Directors and Officers

The Company’s Articles of Incorporation and By-Laws limit the liability of directors to the fullest extent permitted by Nevada law. This is intended to allow the Company’s officers and directors the benefit of the Nevada Corporation Law which provides that directors of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the willful or grossly negligent payment of unlawful distributions.

The Nevada Corporation Law and the Company’s Articles of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit or proceeding to which such person is named a party by reason of having acted or served in such capacity, if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to judgments or settlements obtained against a director, officer, employee or agent of the Company resulting from lawsuits filed by the Company or derivative suits filed on behalf of the Company, such a person cannot be indemnified for such expenses unless and only to the extent that a court determines that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses. The Company has entered into indemnification agreements with its officers and directors which provide for indemnification and advancement of expenses.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Omega Protein Corporation 2006 Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed April 26, 2006).

5.1	Opinion of Counsel

23.1	Consent of PricewaterhouseCoopers, LLP

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 22nd day of June, 2006.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Held and Robert W. Stockton, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the provisions of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Joseph L. von Rosenberg III Joseph L. von Rosenberg III	President and Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2006

/s/ Robert W. Stockton Robert W. Stockton	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2006

Avram A. Glazer	Chairman of the Board

/s/ Gary L. Allee Gary L. Allee	Director	June 22, 2006

Leonard Disalvo	Director

/s/ Paul M. Kearns Paul M. Kearns	Director	June 22, 2006

/s/ William E. M. Lands William E. M. Lands	Director	June 22, 2006

/s/ Harry O. Nicodemus IV Harry O. Nicodemus IV	Director	June 22, 2006

EXHBIT INDEX

Exhibit Number	Description
4.1	Omega Protein Corporation 2006 Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed April 26, 2006).

5.1	Opinion of Counsel

23.1	Consent of PricewaterhouseCoopers, LLP

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)